Exhibit 10.12

EQUIFAX
2005 DIRECTOR DEFERRED COMPENSATION PLAN
(Effective As Of January 1, 2005, Except Where Otherwise Noted)

Effective as of January 1, 2003, Equifax Inc. (the “Company”) established the Equifax Director Deferred Compensation Plan (“Prior Plan”) for the purpose of attracting high quality outside directors and promoting in its directors increased efficiency and further interest in the successful operation and performance of the Company.

Because the laws applicable to nonqualified deferred compensation plans were significantly changed effective January 1, 2005, the Company has decided to adopt a new deferred compensation plan, the Equifax 2005 Director Deferred Compensation Plan (the “Plan”) for deferrals by eligible directors occurring on or after January 1, 2005. The vested amounts credited to participants as of December 31, 2004 under the Prior Plan (and any earnings on such amounts) will remain credited under the Prior Plan and subject to the terms and conditions of the Prior Plan.

ARTICLE 1

Definitions

1.1Account shall mean the records maintained by the Administrator to determine the Participant’s deferrals under this Plan. Such Account may be reflected as an entry in the Company’s records, or as a separate account under a trust, or as a combination of both. The Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan.

1.2Administrator shall mean the person or persons appointed by the Board of Directors of the Company (or its designee) to administer the Plan pursuant to Article 10 of the Plan.

1.3Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9 of the Plan.

1.4Change in Control shall mean any of the following events:

(a)Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii ) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(b)Business Combinations. Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

(c)Sale of Assets. Consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(d)Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

(e)Definitions. For purposes of this paragraph defining Change in Control, the following definitions shall apply:

(i)Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

(ii)Business Combination shall mean a reorganization, merger or consolidation of the Company.

(iii)Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

(iv)Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(v)Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of December 1, 2007 or (b) members who become members of the Company’s Board of Directors subsequent to December 1, 2007 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(vi)Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (cl) (2) of the Exchange Act).

(vii)Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.5Code shall mean the Internal Revenue Code of 1986, as amended.

1.6Compensation shall mean the retainer and meeting fees payable to the Participant by the Company for the Plan Year before reductions for contributions to or deferrals under any deferred compensation or benefit plans sponsored by the Company.

1.7Company shall mean Equifax Inc., a Georgia corporation, or its successor.

1.8Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance pursuant to Article 3 of the Plan.

1.9Eligible Director shall mean a member of the Board of Directors of the Company who is not an employee of the Company or such other independent contractor as may be designated by the Administrator to be eligible to participate in the Plan.

1.10 Financial Hardship shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship. The Administrator shall make its determination of Financial Hardship in a manner consistent with the requirements of Section 409A.

1.11 Participant shall mean an Eligible Director who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.12 Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.13 Plan Year shall mean the calendar year.

1.14 Prior Plan shall mean the Equifax Director Deferred Compensation Plan, effective as of January 1, 2003 and as it may be amended.

1.15 Retirement shall mean a Participant’s Termination of Service.

1.16 Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 7 of the Plan.

1.17 Section 409A shall mean Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

1.18 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be the last day of January of the Plan Year following the year in which the event triggering the payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.19 Termination of Service shall mean the date of the cessation of the Participant’s service as a member of the Board of Directors of the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s death or disability.

1.20 Valuation Date shall mean the date through which earnings are credited and shall be the last day of the month preceding the month in which the payout or other event triggering the Valuation occurs.

ARTICLE 2

Participation

2.1Elective Deferral. For each Plan Year a Participant may elect to defer any whole percentage between five percent (5%) and one hundred percent (100%) of Compensation earned by the Participant during the Plan Year. The foregoing limits shall be interpreted and applied by the Administrator and the Administrator may prior to the commencement of the Plan Year provide for a different method for the determination of allowable deferrals for the Plan Year, further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason.

2.2Participant Election Form. In order to make a deferral, an Eligible Director must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the Plan Year during which the Compensation is earned. The Administrator may establish a special enrollment period for Eligible Directors hired during a Plan Year to allow deferrals of Compensation earned during the balance of such Plan Year after such enrollment period. The Participant shall be required to submit a new Participant Election Form on a timely basis in order to change the Participant’s deferral election for a subsequent Plan Year. If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year.

2.3Election Irrevocable. The election to defer Compensation shall be irrevocable except as provided in Article 6 in the event of disability or Section 4.4 in the case of a Financial Hardship. If the Participant’s deferrals are discontinued under the Plan, the Participant shall forfeit the right to make deferrals for the balance of the Plan Year in which such election occurs and for the entire next following Plan Year.

ARTICLE 3

Accounts

3.1Participant Accounts. Solely for recordkeeping purposes, up to three (3) Accounts (a Retirement Account and two Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant. The Participant will designate for each Plan Year which portion of the Participant’s deferrals for such Plan Year shall be credited to the Participant’s Retirement Account and any Scheduled Withdrawal Account the Participant has elected to establish. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date the deferral is credited to the Account through the Valuation Date. Amounts credited to a Participant’s Account shall be fully vested at all times.

With respect to Eligible Directors who participated in the Prior Plan prior to January 1, 2005, and who have made deferral elections under the Prior Plan for 2005, 2006, and 2007 with respect to compensation which was earned and became payable on or after January 1, 2005, the Company hereby transfers all rights with respect to such deferral elections to the Plan and the Plan hereby assumes all obligations with respect to such deferral elections. Such deferral elections shall be maintained and administered in accordance with the Plan, including the payment rules of the Plan. The Administrator may permit changes to such deferral elections and payment elections in accordance with Section 409A.

3.2Crediting Rate. The Crediting Rate on amounts in a Participant’s Account shall be based on the hypothetical investment of such amounts in the Equifax Common Stock Fund. If the Equifax Common Stock Fund reflects a gain, the Participant’s Account shall be increased to reflect such gain. If the Equifax Common Stock Fund sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Company shall have no obligation to set aside or invest funds in the Equifax Common Stock Fund on behalf of the Participant and, if the Company elects to invest funds in such manner, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate through the Valuation Date. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.3Statement of Accounts. The Administrator shall provide each Participant with a statement at least quarterly setting forth the Participant’s Account balance as of the end of each quarter.

ARTICLE 4

Retirement Benefits

4.1Retirement Benefits. In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The benefits shall be paid in a single lump sum unless the Participant has elected at the time of deferral (or in accordance with the transition rules of Section 409A) to have the benefit paid in substantially level annual installments over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following Retirement. A Participant may, not less than twelve (12) months prior to Retirement, elect to change the method of payment of the Participant’s Account at Retirement, provided that (i) only one such change is permitted and after such election change, the election is irrevocable; (ii) the payment date for the Participant’s Account will be deferred for 5 years after Retirement, and (iii) the election shall not become effective for 12 months. The change of election shall be made through a method established by the Plan Administrator.

4.2Small Benefit Exception. Notwithstanding the provisions of Section 4.1, in the event the amount of the Participant’s Account is less than or equal to fifty thousand dollars ($50,000), the Company shall pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

4.3Special Rule for Specified Employees. Notwithstanding any other provision of this Plan, if the Participant is or could likely be considered a Specified Employee (as determined by the Administrator or its designee in accordance with procedures established by the Administrator that are consistent with Section 409A), distributions to such Participant may not be made before the date which is 6 months after the date of the Participant’s Termination of Employment (or, if earlier, the date of death of the Participant), and any distribution that would otherwise be payable before the 6-month anniversary shall be delayed and shall be paid within 30 days following such 6-month anniversary.

4.4Financial Hardship Distribution. Upon a finding by the Administrator that the Participant (or, after the Participant’s death, a Beneficiary) has suffered Financial Hardship, the Administrator may authorize a distributions of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. Such distribution shall not exceed the dollar amount necessary to satisfy the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause Financial Hardship). In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

4.5Consequences of a Change in Control. Upon the occurrence of a Change in Control, each Participant’s Account shall remain subject to the Plan’s payment provisions and the Participant’s elections as to the time and method of payment (subject to the Company’s rights to amend or to terminate the Plan).

ARTICLE 5

Death Benefits

5.1Survivor Benefit Before Benefits Commence. If the Participant dies prior to commencement of benefits under Article 4, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of the Participant’s Account credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit shall be paid in the same form elected by the Participant for Retirement benefits under Article 4.1 (except for Financial Hardship) beginning on the Settlement Date following the date the Participant’s death is established by reasonable documentation.

5.2Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant (except for Financial Hardship).

5.3Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to a Beneficiary is less than or equal to fifty thousand dollars ($50,000), the Company shall pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

ARTICLE 6

Disability Benefits

6.1Disability. In the event of the Participant’s Termination of Service by reason of a physical or mental disability which prevents the Participant from performing the normal duties of a member of the Board of Directors of the Company for a period of at least one hundred eighty (180) consecutive days, deferral elections shall cease and for purposes of the calculation and payment of benefits under the Plan, such disability shall be treated as a Retirement entitling the Participant to receive the benefits provided under Article 4 of the Plan. The determination of disability shall be made by the Administrator in a manner consistent with the requirements of Section 409A.

ARTICLE 7

Scheduled Withdrawal

7.1Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to establish a Scheduled Withdrawal Account. The Participant may elect to receive a Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal Account is first established and may elect to have the Scheduled Withdrawal distributed in a single lump sum or in annual installments over a period of up to five (5) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account on subsequent Participant Election Forms provided that any subsequent deferrals into such Scheduled Withdrawal Account must be made not later than the end of the Plan Year ending at least 2 years prior to the date the Scheduled Withdrawal is to commence. The Participant may not elect another Scheduled Withdrawal date for such Account until all of the amounts in the original Scheduled Withdrawal Account have been paid out. The Participant may establish up to two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates but shall not establish a third such Account until all of the funds in one of the first two Scheduled Withdrawal Accounts have been paid out. A Participant may, not less than twelve (12) months prior to the payment dates of any Scheduled Withdrawal Account he has established under this Section 7.1, elect to defer the date on which payment of any Scheduled Withdrawal Account shall commence and/or change the method of payment of such Scheduled Withdrawal Account, provided that, (i) after the initial election under this Section 7.1, a Participant may only make one election change with respect to a particular Sched ul ed Withdrawal Account (after such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

7.2Timing of Scheduled Withdrawal. The Scheduled Withdrawal payment shall be paid by the Company to the Participant no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless preceded by Termination of Service. In the event of Termination of Service prior to the date elected for the Scheduled Withdrawal, the amounts in the Scheduled Withdrawal Accounts shall be paid in the form provided in Article 4 of the Plan. In the event such Termination of Service is as a result of the Participant’s death, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.

ARTICLE 8

Amendment and Termination of Plan

8.1Amendment. The Company may at any time or from time to time modify or amend any or all of the provisions of the Plan, or stop future deferrals to the Plan, provided that no such amendment shall reduce a Participant’s Account balance or change existing elections with respect to the time and method of payment of a Participant’s Account.

8.2Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated, subject to Section 4.3, amounts credited to Participants’ Accounts shall be paid in a lump sum, provided that (a) the Company terminates at the same time any other arrangement that is subject to Section 409A and that would be aggregated with the Plan under Section 409A; (b) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (c) the payments upon such termination shall not commence until 12 months after the date of termination and all such payments must be completed within 24 months after the date of termination; and (d) such other requirements as may be imposed by Section 409A are satisfied.

ARTICLE 9

Beneficiaries

9.1Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The designation by a married Participant of a primary Beneficiary other than the Participant’s spouse shall require consent of such spouse. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator. The Beneficiary designation in effect for the Participant under the Prior Plan as of December 1, 2007 shall be deemed the Beneficiary designation under this Plan until a new Beneficiary designation is filed in accordance with the procedures under this Plan.

9.2Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any marriage (other than a common law marriage) or finalized divorce of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary.

9.3Successor Beneficiary. If all primary Beneficiaries die prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.
9.4Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without exception of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the

Administrator shall direct the distribution of such benefits to the Participant’s spouse, if the Participant was married on the date of death, or, if the Participant was not married on death, to the Participant’s estate.

ARTICLE 10

Administration/Claims Procedures

10.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly. Every claim for benefits which is denied shall be denied by written notice setting forth the specific reason or reasons for the denial, an explanation of the procedure for further reviewing the denial of the claim.

ARTICLE 11

Conditions Related to Benefits

11.1 Nonassignability. The Participant’s Account balance and the benefits provided under the Plan shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sale, alienate, assign, transfer, pledge or hypothecate an Account balance or Plan benefits including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding upon the Company or the Plan. The Participant’s Account balance and benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

11.2 No Right to Comply Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors in accordance with the terms of the trusts. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

11.4 Assumptions and Methodology. To the extent required, the Administrator shall establish the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

ARTICLE 12

Miscellaneous

12.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2 Continued Service Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continued service with the Company, nor as a limitation on the right of the Company to terminate the service of any Participant at any time.

12.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5 Valid. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected as soon as is practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, as soon as is practical after discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law) to recoup the amount of such overpayment(s).

12.9 Applicable Law. Any provision of, or legal issue relating to, this Plan shall be governed by the laws of the State of Georgia, without regard to conflict of law provisions.

12.10 Compliance With Section 409A. The Plan is intended to satisfy the requirements of Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Section 409A. The Plan may be amended or interpreted by the Company as it determines necessary or appropriate in accordance with Section 409A and to avoid a plan failure under Section 409A(l).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 26th day of March, 2008.

EQUIFAX INC.

By: /s/ Coretha M. Rushing

AMENDMENT NO. 1 TO
EQUIFAX
2005 DIRECTOR DEFERRED COMPENSATION PLAN

THIS AMENDMENT made as of the 31st day of December, 2008, by EQUIFAX INC. (the “Company”);

WITNESSETH:

WHEREAS, the Company maintains the Equifax 2005 Director Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to comply with certain provisions of the final regulations under Section 409A of the Code (“Section 409A”) and for certain other purposes;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.

Section 1.18 is hereby amended by deleting the second sentence of the present section and substituting the following in lieu thereof:

“Unless otherwise specified, the Settlement Date shall be a date between January 1 and January 31 of the calendar year following the calendar year during which the event triggering the payout occurs (and, if applicable, subsequent annual payments shall be made between January 1 and January 31 of subsequent calendar years).”

2.

Section 3.1 is hereby amended by deleting the first sentence of the present section and substituting the following in lieu thereof:

“Solely for recordkeeping purposes, separate Accounts (a Retirement Account and any Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant.”

3.

Article 7 is hereby amended by deleting the present Article in its entirety and substituting the following in lieu thereof:

“ARTICLE 7

Scheduled Withdrawal

7.1Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to establish a Scheduled Withdrawal Account. The Participant may elect to receive a Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal Account is first established and may elect to have the Scheduled Withdrawal distributed in a single lump sum or in annual installments over a period of up to five (5) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account on subsequent Participant Election Forms, provided that any subsequent deferrals into such Scheduled Withdrawal Account must be made not later than the end of the Plan Year ending at least 2 years prior to the date the Scheduled Withdrawal is to commence. The Participant may establish separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates, provided that the Administrator in its sole discretion may elect to limit the number of Scheduled Withdrawal Accounts. A Participant may, not less than twelve (12) months prior to the payment dates of any Scheduled Withdrawal Accounts he has established under this Section 7.1, elect to defer the date on which payment of any Scheduled Withdrawal Account shall commence and/or change the method of payment of such Scheduled Withdrawal Account, provided that, (i) unless the Administrator otherwise determines, after the initial election under this Section 7.1, a Participant may only make one election change with respect to a particular Scheduled Withdrawal Account (after such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

7.2Timing: of Scheduled Withdrawal. The Scheduled Withdrawal payment shall be paid (or commence to be paid) by the Company to the Participant within 30 days following the end of the month and calendar year the Participant has elected on the Participant Election Form to receive such Scheduled Withdrawal (and if applicable, subsequent annual payments shall be made within 30 days following the end of such month of subsequent calendar years), unless preceded by the Participant’s Termination of Employment. In the event of Termination of Employment prior to the date elected for the Scheduled Withdrawal, the amounts in the Scheduled Withdrawal Accounts shall be paid at the same time and in the form provided in Article 4 of the Plan. In the event such Termination of Employment is as a result of the Participant’s death, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.”

4.

This Amendment No. 1 to the Plan shall be effective as of the date hereof, subject to the transition rules of Section 409A.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

EQUIFAX INC.

By: /s/ Coretha M. Rushing

AMENDMENT NO. 2
TO
EQUIFAX 2005 DIRECTOR DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005, Except where Otherwise Noted)

THIS AMENDMENT NO. 2 made as of this 5th day of November, 2020 by Equifax Inc. (the “Company”);

WHEREAS, the Company previously established the Equifax 2005 Director Deferred Compensation Plan (the “Plan”);
WHEREAS, effective as of January 1, 2020, the Company desires to amend the Plan to provide to Participants the right to receive dividend equivalent units as described herein;

WHEREAS, effective as of November 5, 2020, the Company desires to amend the Plan to remove the requirement that designation by a married Participant of a primary Beneficiary other than the Participant’s spouse shall require the consent of such spouse;

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Effective as of January 1, 2020, Section 3.2 is amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

3.2 Crediting Rate. The Crediting Rate on amounts in a Participant’s Account shall be based on the hypothetical investment of such amounts in shares of the Company’s common stock (“Equifax Common Stock”) and, in addition, with respect to Compensation deferred under the Plan in accordance with a deferral election which is effective after December 31,2019, if any dividends are paid or other distributions are made on shares of Equifax Common Stock between the date on which the deferred retainer would have been paid absent the deferral and the Settlement Date, a Participant’s account shall be credited with an amount equal to such dividend or distribution and shall be deemed reinvested in additional Equifax Common Stock. The Company shall have no obligation to set aside or invest funds in Equifax Common Stock on behalf of the Participant and, if the Company elects to invest funds in such manner, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate through the Valuation Date. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

2.

Effective as of November 5, 2020, Section 9.1 is amended by deleting the present Section in its entirety and substituting the following in lieu thereof:

9.1 Beneficiary Designation. Effective as of November 5, 2020, the Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in the format prescribed by and acknowledged by the Administrator. The Beneficiary designation in effect for the Participant under the Prior Plan as of December 1, 2007 shall be deemed the Beneficiary designation under this Plan until a new Beneficiary designation is filed in accordance with the procedures under this Plan.

3.

Effective as of November 5, 2020, Section 12 is amended by the addition of Section 12.11 which shall state the following:

12.11 Settlement. Notwithstanding any other provisions of this Plan, all distributions under the Plan shall be made in whole shares of Equifax Common Stock equal to the amount credited to the Participant’s Account (including amounts credited for any dividends paid or other distributions made on Equifax Common Stock for deferral elections which are effective after December 31, 2019) as of the Valuation Date. Fractional shares will be paid in cash or disregarded as determined by the Administrator in its discretion.

4.

This Amendment No. 2 shall be effective as of November 5, 2020. Except as hereby amended, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 2 as of the date first written above.

EQUIFAX INC.

By: /s/ Carla J. Chaney
Name: Carla J. Chaney
Title: Chief Human Resources Officer